Exhibit 10.1


                         EXECUTIVE CONSULTING AGREEMENT

This Executive Consulting Agreement is made and entered into this 29th day of August, 2005, by and between HUMAN BIOSYSTEMS, a California corporation, having a place of business at 1127 Harker Avenue, Palo Alto, CA 94301 (the "Company"), and DR. DAVID WINTER, an individual ("Consultant").

                                    RECITALS

A. The Company is in the business of developing economical, non-toxic methods of extending the shelf life and improving the quality of blood platelets, donor organs and other biological material.

B. Consultant has certain skills, experience and abilities with respect to the Company's business.

C. The Company desires to retain Consultant as an independent contractor to perform certain services for the Company, including but not limited to serving as the President, and Consultant desires to serve the Company in such capacity, on the terms and conditions set forth herein.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto do hereby agree as follows:

1. Services. Consultant shall provide services to the Company as President, subject to the supervision and direction of the Company's Chief Executive Officer. Subject to the discretion of the Chief Executive Officer, Consultant shall:

   a. Oversee the Company's platelet and organ development programs;

   b. Supervise negotiations with the Company's alliance partners, including but not limited to determining potential alliance partners, and setting strategy for and conducting negotiations with such partners;

   c. Attend meetings (some of which may require international travel), participate in conference calls and otherwise work with Company employees and consultants to achieve the Company's goals; and

   d. Such other duties as may be within Consultant's expertise, as determined by the Chief Executive Officer.

2. Acceptance of Consultant. Consultant hereby accepts such engagement and agrees to devote his best efforts to the service of the Company. Consultant shall exercise exclusive control over the manner in which the services are performed. Consultant shall use and employ his tools, instrumentalities and facilities with, or in, which to perform the services.

3  Compensation.

   a. Monthly Retainer. The Company agrees to pay Consultant a monthly retainer of Three Thousand Dollars ($3,000) in consideration of the services to be rendered hereunder.

   b. Stock Options. The Company hereby grants Consultant an option to purchase Ninety-Six Thousand (96,000) shares of the Company's common stock. The exercise price for the options shall be the closing price of the Company's common stock, as traded on the Over-the-Counter Bulletin Board ("OTCBB') on the date this Agreement is signed by Consultant. The options shall vest over a twelve (12) month period, at the rate of 8.000 shares per month. The options shall be issued pursuant to the Company's nonqualified stock option plan and Consultant shall execute the Company's standard stock option agreement setting forth the terms of the options.

   c. Performance Bonus. During the term of this Agreement, Consultant shall be eligible to receive a performance bonus in the maximum amount of One Hundred Thousand (100,000) shares of the Company's common stock upon reaching the following performance targets established by the Board of
      Directors:

       (i) Thirty Thousand (30,000) shares upon the Company's signing a letter of intent with a potential alliance partner or institutional investor within 12 months from the date of this agreement;

      (ii) Forty Thousand (40,000) shares upon the Company's signing a final binding agreement with an alliance partner or institutional investor within 18 months from the date of this agreement; and

     (iii) Thirty Thousand (30,000) shares upon the Company's completion of the human infusion studies in process at the commencement of this Agreement, to be completed within 12 months from the date of his agreement..

4. Reimbursement of Expenses. Consultant shall also be reimbursed for all reasonable expenses incurred during the performance of the services, subject to the prior approval of the Company. Compensation and expense reimbursement shall be paid to Consultant in United States Dollars and within 30 days of receipt and approval by the Company of Consultant's itemized monthly invoice for services rendered and expenses incurred

5. Taxes. All taxes of every nature and kind levied on Consultant by any government authority in relation to the services provided under this Agreement, including without limitation franchise, net or gross income, license, occupation or property taxes, shall be the responsibility of Consultant, and the Company shall have no obligation to Consultant for the same. Consultant shall report and pay, as an independent contractor, all taxes applicable to amounts received form the Company.

6. Assignment of Inventions.

   a. Disclosure; ownership and assignment. Consultant agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all his right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright of similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Consultant is engaged by the Company (collectively the "Inventions"), except as provided in Section 6(d) below. Consultant further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his engagement by the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

   b. Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) within the scope of and during the term of his engagement by the Company. The records will be in the form of notes, sketches, specifications, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

   c. Patent and Copyright Registrations. Consultant agrees to assist the Company, or its designee, at the Company's expense (including payment to him of commercially reasonable consulting fees if Consultant is no longer engaged with the Company), in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Company agrees to identify Consultant as a contributor to such Inventions.

   d. Exception to Assignments. Consultant understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention described as follows:

     (i) an invention that Consultant developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:

         A. relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

         B. result from any work performed by Consultant for Company.

    (ii) to the extent an invention is used in an application other than those provided by Company.

7. Confidentiality. Except as may be required by Consultant's engagement with the Company, Consultant shall not, without the prior written consent of the Company, disclose or use at any time, either during or subsequent to Consultant's engagement by the Company, any secret or confidential information (collectively referred to as "Confidential Information") disclosed by the Company to him or which he learns during his employment with the Company. Upon termination of this Agreement, Consultant shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals or any other documents concerning the Company's customers, products, processes or business practices. However, this provision shall not apply to the information, systems, processes, contacts or operating methodologies brought by Consultant to the Company or general information and skills learned or developed by Consultant, any information in the public domain, or disclosed to third parties by the Company. For purposes of this Agreement, "Confidential Information shall include but not be limited to customer lists, contact lists, vendor lists, bidding procedures, designs, specifications, source codes, mask works, products in development, technical drawing, schematics, bills of materials, sales and manufacturing techniques, developments, production processes, operational methodologies, financial statements, marketing strategies, employee data and other information related to such business and practices of the Company.

8.  Non-Solicitation.  During the term of this Agreement and for a period of one
(1) years following the termination or expiration of this Agreement for whatever reason (or if this period of time shall be unenforceable by law, then for such period as shall be enforceable), Consultant agrees not to contact, with a view towards selling any product or service competitive with any product or service purchased or sold by Company, or purchase or sell any such product or service from or to any person, firm, association, corporation or other entity whatsoever: (i) which Consultant solicited, contacted or otherwise dealt with on behalf of the Company during the twelve (12) month period or any portion thereof preceding termination or expiration of Consultant's employment with the Company; or (ii) which is known by Consultant to have been a customer of the Company during the twelve (12) month period or any portion thereof preceding the termination or expiration of this Agreement. Furthermore, Consultant shall not for a period of two (2) years after the termination of this Agreement, solicit for hire, or hire any employee of the Company, or any person who was employed by the Company at any time within six (6) months of the termination of this Agreement, to work for Consultant or any other person or entity.

9. Covenant Not To Compete. Consultant agrees that, during the term of this Agreement, Consultant shall not, directly or indirectly, engage in any employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of his engagement, nor will Contractor engage in any other activities that conflict with his obligations to the Company.

10. Equitable Relief. Both parties recognize that Consultant's obligations under the Agreement are special, unique, and of extraordinary character, for which monetary damages would not be adequate in the event of a breach. In the event of a breach or threatened breach by Consultant of any provision of the Agreement, the Company shall be entitled in addition to any other remedies available, to injunctive or other equitable relief to prevent such breach. Resort by the Company to equitable relief shall not be construed as a waiver by it of any other rights it may have for damages or otherwise.

11. Term. Unless this Agreement is earlier terminated as set forth herein, this Agreement shall continue in full force and effect for a period of one (1) year from the date hereof. This Agreement may be renewed for successive periods of one (1) year by the mutual agreement of the Company and Consultant.

12. Termination of Agreement Prior to End of Term.

Either party may terminate this Agreement prior to the end of the term upon not less than thirty (30) days prior written notice.

13. Relationship of the Parties. The parties expressly agree that for all purposes hereunder Consultant will be acting as an Independent Contractor and not as an employee, partner or joint venturer of the Company, including for purposes of withholding, social security, unemployment insurance, and any other U.S. or foreign federal, state, provincial or local statute or regulation governing the relationship between an employer and its employees. Neither party is the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of the other party. Consultant agrees that he shall make no representations or warranties on behalf of Company.

14. Miscellaneous.

   (a)	Attorney's Fees.  In the event that any legal action is brought to
	enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

   (b)	Successors.  Any successor to the Company (whether direct or indirect
	and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all of the Company's business and or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Consultant's rights hereunder shall inure to the benefit of, and be enforceable by, Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

   (c)	Governing Law.  This Agreement shall in all respects be construed,
	interpreted, and enforced in accordance with, and governed by the laws of the State of California. The exclusive venue for the resolution of any dispute hereunder shall be the Superior Court of the State of California, County of Santa Clara, and the parties each consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to the party.

   (d)	Severability.  If any term or provision of this Agreement shall be held
	invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision of this Agreement shall be valid to the fullest extent permitted by law.

   (e)	Counterparts.  This Agreement may be executed in counterparts, each of
	which shall constitute an original and all of which shall be one and the same instrument.

   (f)	Modification.  Any amendment, change or modification of this Agreement
	shall be effective only if it is in writing and signed by the parties hereto.

   (g)	Waiver.  The failure of either party to insist upon strict compliance
	with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time.

   (h)	Notices.  Any notices required or permitted hereunder shall be given to
	the appropriate party at the address specified in this Agreement or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three (3) days after the date of the mailing.

   (j)	Entire Agreement.  This Agreement represents the entire agreement
	between the Company and Consultant with respect to the subject matter hereof, and all prior agreements relating to the subject matter hereof are nullified and superseded hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


THE COMPANY:	HUMAN BIOSYSTEMS.,
		a California corporation

By: /s/ Harry Masuda
--------------------
  Harry Masuda
  Chief Executive Officer

CONSULTANT:

By:/s/	Dr. David Winter
  ----------------------
        Dr. David Winter

        Address:XXXXXXXXXXXX
		Gilroy, CA 95020